Exhibit to Accompany
Sub-Item 77(C): Transactions effected pursuant to Rule 10f-3
FORM N-SAR
THE MARSICO INVESTMENT FUND  (the "Funds")
File Number: 811-08397
Period October 01, 2005 through March 31, 2006

A special meeting of shareholders of the Trust was held on February 8, 2006. The sole matter voted on by the shareholders of record as of November 30, 2005 (the "Record Date") was the election of the Board of Trustees. A plurality of votes cast by shareholders of the Funds (with votes of each Fund of the Trust counted together) was required for election. The number of shares outstanding for each Fund as of the Record Date was 219,892,705 for the Marsico Focus Fund; 119,935,362 for the Marsico Growth Fund; 33,126,842 for the Marsico 21st Century Fund; and 21,252,322 for the Marsico International Opportunities Fund. With respect to the proposal to elect the following nominees as the Board of Trustees for the Funds, the results of the vote were as follows:

Nominee 			Votes For 		Authority Withheld

Walter A. Koelbel, Jr. 		317,255,398 		2,632,260
Michael D. Rierson 		317,353,735 		2,533,923
Joseph T. Willett 		317,379,325 		2,508,333
Jay S. Goodgold 		317,594,845 		2,292,813
Elizabeth Hoffman 		315,012,058 		4,875,600
Christopher E. Kubasik 		315,309,666 		4,577,992
Thomas F. Marsico 		317,660,678		2,226,980
J. Jeffery Riggs 		317,715,865 		2,171,793